                                                                 EXHIBIT (a)(1)


                                OFFER TO PURCHASE

                           SUN HYDRAULICS CORPORATION
                      OFFER TO PURCHASE OUTSTANDING OPTIONS
                        WITH AN EXERCISE PRICE OF $16.75
                   IN EXCHANGE FOR SHARES OF ITS COMMON STOCK

                     THE OFFER AND WITHDRAWAL RIGHTS EXPIRE
                  AT 5:00 P.M., EASTERN DAYLIGHT SAVINGS TIME,
                                ON JULY 12, 2001,
                          UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

         Sun Hydraulics Corporation ("Sun"), a Florida corporation, hereby offers to purchase all outstanding options to purchase shares of our common stock, $.001 par value per share, that were granted to current employees under the Sun Hydraulics Corporation 1996 Stock Option Plan (the "Plan") on May 26, 1998, with an exercise price of $16.75 per share (the "Options"), with the exception that directors and the officers listed in Schedule B attached hereto who received such Options may not participate in this offer. The purchase price of each Option tendered will be paid in Sun common stock, which will be issued as "Restricted Stock" under the terms of the Sun Hydraulics Corporation 2001 Restricted Stock Plan (the "Restricted Stock Plan"). As Restricted Stock, these shares will be subject to forfeiture and other restrictions until they vest under the terms of a Restricted Share Agreement between each tendering optionholder and Sun. The number of shares of Restricted Stock that each optionholder will receive has been calculated as described below, and the shares of Restricted Stock will be issued pursuant to the terms and subject to the conditions set forth herein and in the related letter of transmittal. We refer to this amount payable to optionholders as the "purchase price." We refer to this offer to purchase and the related letter of transmittal, together with any amendments or supplements, as the "Offer."

         All Options properly tendered and not thereafter validly withdrawn will be purchased at the applicable purchase price, subject to the terms and the conditions of the Offer. You may tender all or none of your Options; however, partial tenders are not permitted. You are not required to tender your Options.

         The Restricted Stock issued in exchange for tendered Options will be issued under the Restricted Stock Plan. Regardless of the current vesting schedule of your Options, one-half of the Restricted Stock you receive for tendered Options will vest on the first anniversary of expiration date of the Offer and the remainder on the second anniversary of such date, assuming you meet the requirements for vesting specified in the Restricted Share Agreement. As a result, you may receive Restricted Stock with a new vesting schedule in exchange for Options that have already vested.

         NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR OPTIONS FOR PURCHASE. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER OPTIONS.

         Shares of our common stock are listed and traded on the Nasdaq National Market ("Nasdaq") under the symbol "SNHY." On June 8, 2001, the closing price of our common stock, as reported on the Nasdaq, was $7.75 per share. We urge you to obtain current market quotations for our common stock.

         You should direct questions or requests for assistance or for additional copies of this offer to purchase or the letter of transmittal to Ms. Tricia Fulton, Sun Hydraulics Corporation, 1500 West University Parkway, Sarasota, FL 34243.

         Any optionholder desiring to tender his or her Options for purchase should complete and sign the letter of transmittal, or a facsimile thereof, in accordance with the instructions in the letter of transmittal, and mail or otherwise deliver it and any other required documents, including your option agreement evidencing the Options being tendered, to Sun at our address set forth on the back cover of this offer to purchase.

         This Offer is not being made to, nor will any tender of Options be accepted from or on behalf of, optionholders in any jurisdiction in which the making of this Offer or the acceptance of any tender of Options would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take such action as we may deem necessary for Sun to make this Offer to optionholders in such jurisdiction.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR OPTIONS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THE OTHER DOCUMENTS TO WHICH WE HAVE REFERRED. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR IN THE LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR GIVES ANY INFORMATION OR REPRESENTATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, INFORMATION OR AUTHORIZATION AS HAVING BEEN AUTHORIZED BY SUN.

Dated: June 12, 2001

                                TABLE OF CONTENTS


SECTION                                                                 PAGE
-------                                                                 ----

SUMMARY TERM SHEET........................................................1
FORWARD-LOOKING STATEMENTS................................................5
INTRODUCTION..............................................................5
THE OFFER.................................................................7
1.  NUMBER OF OPTIONS; EXPIRATION DATE....................................7
2.  PURPOSE OF THE OFFER..................................................7
3.  PROCEDURES FOR TENDERING OPTIONS......................................9
4.  WITHDRAWAL RIGHTS.....................................................10
5.  ACCEPTANCE FOR PURCHASE OF OPTIONS AND PAYMENT OF
    PURCHASE PRICE........................................................10
6   CERTAIN CONDITIONS OF THE OFFER.......................................11
7.  PRICE RANGE OF THE COMMON STOCK.......................................13
8.  SOURCE AND AMOUNT OF CONSIDERATION;
    TERMS OF RESTRICTED STOCK AWARD.......................................13
9.  CERTAIN INFORMATION ABOUT SUN.........................................15
10. INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND
    ARRANGEMENTS CONCERNING THE OPTIONS...................................15
11. STATUS OF OPTIONS ACQUIRED
    BY SUN IN THE OFFER...................................................16
12. CERTAIN LEGAL MATTERS; REGULATORY APPROVALS...........................16
13. CERTAIN FEDERAL INCOME TAX CONSEQUENCES...............................16
14  EXTENSION OF OFFER; TERMINATION; AMENDMENT............................18
15. FEES AND EXPENSES.....................................................19
16. ADDITIONAL INFORMATION................................................19
17. MISCELLANEOUS.........................................................20

SCHEDULE A...............................................................A-1
SCHEDULE B...............................................................B-1

                               SUMMARY TERM SHEET

         This summary highlights the most material information from this offer to purchase ("Offer"). To understand the Offer fully and for a more complete description of the terms of the Offer, you should read carefully this entire document and related letter of transmittal. We have included section references parenthetically to direct you to a more complete description of the topics in this summary.

WHAT SECURITIES IS SUN OFFERING TO PURCHASE?

         We are offering to purchase from current employees all outstanding stock options granted under the Sun Hydraulics Corporation 1996 Stock Option Plan (the "Plan") on May 26, 1998, with an exercise price of $16.75 per share (the "Options"), other than Options held by directors or officers listed on Schedule B attached to this document. (See Section 1)

WHY IS SUN MAKING THE OFFER?

         We are making this Offer for compensatory purposes. We believe that the Options are not achieving the purpose for which they were intended. The Options have an exercise price of $16.75 per share, while the closing price of our common stock on June 8, 2001, as reported on the Nasdaq, was $7.75 per share. By making this Offer, we expect to be able to provide better performance incentives to holders of the Options and thereby seek to maximize shareholder value. (See
Section 2)

ARE THERE ANY ELIGIBILITY REQUIREMENTS I MUST SATISFY IN ORDER TO RECEIVE THE RESTRICTED STOCK?

         You must be an employee of Sun on the date this Offer is made and you must continue to be an employee of Sun on the date it expires to be eligible to accept this Offer. If you are not an employee of Sun on either of those dates, or if you are a director or officer listed in Schedule B attached to this document, you will not be eligible to accept this Offer. (See Section 6)

WHAT ARE THE CONDITIONS TO THE OFFER?

         The Offer is not conditioned upon a minimum number of Options being tendered. However, the Offer is subject to a number of other conditions with regard to events that could occur prior to the expiration of the Offer. These events include a change in accounting principles, a lawsuit challenging the tender offer, a third party tender offer for our common stock or an acquisition proposal. (See Section 6)

HOW MUCH WILL SUN PAY ME FOR MY OPTIONS?

         Sun will pay for the Options with shares of its common stock. All shares of common stock issued to optionholders in this Offer will be "Restricted Stock" awarded pursuant to the terms of the Restricted Stock Plan. Accordingly, these shares will be subject to forfeiture and restrictions on transfer until the restrictions lapse, at which time the shares vest under the terms of a Restricted Share Agreement between you and Sun. If you tender your Options, you will receive the total number of shares of Restricted Stock set forth in Schedule A. For each eligible Option share that is exchanged, you will receive one-fourth of a share of Restricted Stock. For example, if you exchange Options exercisable for 1,000 shares of common stock, you will receive 250 shares of Restricted Stock. (See Section 5)

DO I HAVE TO TENDER ALL OF MY OPTIONS?

         You are not required to exchange any of your Options. However, if you accept this Offer, you are required to tender all of your Options. No partial tenders of Options will be accepted. (See Section 1)

WHEN WILL I RECEIVE PAYMENT FOR MY PURCHASED OPTIONS?

         Assuming the conditions to the Offer are satisfied, we will exchange the shares of Restricted Stock for the tendered Options promptly following the expiration date of the Offer. After the expiration of the Offer, Sun will forward a Restricted Share Agreement to you. You must properly execute this Restricted Share Agreement and return it to Sun. Upon our receipt of the executed Restricted Share Agreement, Sun will issue certificates for the Restricted Stock to your account. (See Section 5)

WILL I HAVE TO PAY TAXES IF SUN PURCHASES MY OPTIONS IN THE OFFER?

         For United States taxpayers, there are no immediate tax consequences of receiving Restricted Stock in exchange for your Options, unless you make an election under Section 83(b) of the Internal Revenue Code. Whenever the restrictions on your rights to some or all of the Restricted Stock lapse or upon your filing an election with the Internal Revenue Service pursuant to Section 83(b) of the Internal Revenue Code, you will recognize ordinary income and Sun will have a withholding tax obligation. In order to facilitate the payment of this withholding tax obligation, Sun will make arrangements with you to (a) remit a cash payment of the required amount to Sun, (b) authorize the deduction of such amounts from your compensation or (c) to otherwise satisfy the applicable tax withholding requirement in a manner satisfactory to Sun. (See
Section 13)

WHAT WILL HAPPEN IF I DO NOT TENDER MY OPTIONS?

Certain consequences to holders of "incentive stock options" who do not tender these Options in the Offer are discussed in the offer to purchase. You are urged to consult with your own tax adviser to determine the tax consequences of participating in the Offer. (See Section 13)

WHEN DOES THE OFFER EXPIRE? CAN SUN EXTEND THE OFFER?

         The Offer expires on Thursday, July 12, 2001, at 5:00 p.m., Eastern Daylight Savings Time (the "Expiration Date"), unless it is extended by Sun. We may extend the Offer at any time, but we cannot assure you that the Offer will be extended or, if extended, for how long. If the Offer is extended, we will make a public announcement of the extension no later than 9:00 a.m. on the next business day following the previously scheduled Expiration Date. (See Sections 1 and 14)

WHAT IS THE VESTING SCHEDULE FOR THE RESTRICTED STOCK?

         The Restricted Stock you receive will vest with respect to one-half of the Restricted Shares on the first anniversary of the Expiration Date and the remainder on the second anniversary of the Expiration Date. Even if some of your Options currently are vested, the Restricted Stock you receive will be subject to vesting as described above. (See Section 8)

UNDER WHAT CIRCUMSTANCES WILL I FORFEIT THE RESTRICTED STOCK?

         In general, you will forfeit the Restricted Stock received in the Offer if you cease to be employed by Sun before the date the Restricted Stock vests. In the event of your retirement, permanent total disability, or death, the Board of Directors may, in its sole discretion, when it finds that a waiver would be in the best interests of Sun, waive in whole or in part any or all remaining restrictions with respect to your Restricted Stock.

         The shares of Restricted Stock will vest in two annual installments beginning one year after the Expiration Date. For example, subject to the above referenced exceptions, you will lose all of your shares of Restricted Stock if you cease to be employed by Sun before the first anniversary of the Expiration Date. If, however, you remain in our employment for one and one-half years after the Expiration Date, you will forfeit one-half of the shares of Restricted Stock and will own unrestricted shares of common stock equal to one-half of the original grant of Restricted Stock. (See Section 8)

WHAT ARE THE OTHER RESTRICTIONS ON THE RESTRICTED STOCK?

         The restrictions on the Restricted Stock you will receive in this Offer are contained in the Restricted Share Agreement and the Restricted Stock Plan. Restricted Stock generally may not be sold, transferred, assigned, pledged, or otherwise encumbered or disposed of until the stock vests.

         You will not receive a stock certificate for the Restricted Stock until after the Restricted Stock has vested. Until then, the certificate representing your Restricted Stock will be held by us for your account. Once the Restricted Stock has vested, the stock will no longer be subject to forfeiture and will be free of the terms, conditions and restrictions contained in the Restricted Share Agreement. You will then receive the certificate for the common stock. (See
Section 8)

WHAT IS THE SOURCE OF THE COMMON STOCK THAT WILL BE USED TO PAY ME FOR MY
OPTIONS?

         The Restricted Stock to be offered to optionholders will be issued under our Restricted Stock Plan, and will be drawn from the pool of shares of common stock currently authorized for issuance under the Restricted Stock Plan. All Options purchased by Sun in the Offer will be canceled, thereby providing additional stock for future awards under the Plan. (See Section 8)

AM I ENTITLED TO EXERCISE ANY RIGHTS OF OWNERSHIP WHILE THE STOCK IS SUBJECT TO A RESTRICTION OR SIMILAR CONDITION?

         Yes, you will have dividend, voting and other shareholder rights with respect to any Restricted Stock you receive in the Offer as of the date we issue the Restricted Stock to your account. We will deliver to you, by mail or otherwise, all notices of meetings, proxy statements, proxies and other materials distributed to our shareholders. (See Section 8)

UNDER WHICH PLAN WILL MY RESTRICTED STOCK BE ISSUED?

         We will issue your award of Restricted Stock pursuant to the Sun Hydraulics Corporation 2001 Restricted Stock Plan. (See Section 8)

HOW DO I TENDER MY OPTIONS?

         If you decide to tender your Options, you must deliver to Sun before the Expiration Date a properly completed and duly executed letter of transmittal, the option agreement(s) evidencing your Options and any other documents required by the letter of transmittal, at the address set forth on the back cover of this Offer. (See Section 3)

WHEN CAN I WITHDRAW PREVIOUSLY TENDERED OPTIONS?

         You may withdraw your tendered Options at any time before the Expiration Date. If the Offer is extended by Sun beyond that time, you may withdraw your tendered Options at any time until the expiration of the Offer. In addition, unless we accept your tendered Options for purchase before 12:00 midnight, Eastern Standard Time, on August 7, 2001, you may withdraw your tendered Options at any time after such date. To withdraw tendered Options you must deliver a written notice of withdrawal, or facsimile thereof, with the required information to Sun while you still have the right to withdraw the tendered Options. Once withdrawn, you may retender Options only by again following the delivery procedures described above. (See Section 4)

WHAT DOES SUN AND ITS BOARD OF DIRECTORS THINK OF THE OFFER?

         Although the Board of Directors has approved the making of this Offer, it recognizes that the decision to accept is an individual one that should be based on a variety of factors. Neither Sun nor its board of directors makes any recommendation as to whether you should tender or refrain from tendering your Options. You must make your own decision whether to tender your Options. You should consult with you personal advisors about your personal financial and tax situation.

WHO SHOULD I CONTACT IF I HAVE QUESTIONS ABOUT THE OFFER?

         For additional information or assistance, you may contact: Tricia Fulton, (941) 362-1232, Sun Hydraulics Corporation, 1500 West University Parkway, Sarasota, FL 34243.

                           FORWARD-LOOKING STATEMENTS

         This offer to purchase and the information that is incorporated by reference in it contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Although Sun believes that its expectations are based on reasonable assumptions, it can give no assurance that the anticipated results will occur. Important factors that could cause the actual results to differ materially from those in the forward-looking statements include, among other items, (i) the economic cyclicality of the capital goods industry in general and the hydraulic valve and manifold industry in particular, which directly affect customer orders, lead times and sales volume; (ii) conditions in the capital markets, including the interest rate environment and the availability of capital; (iii) changes in the competitive marketplace that could affect Sun's revenue and/or cost bases, such as increased competition, lack of qualified engineering, marketing, management or other personnel, and increased labor and raw materials costs; (iv) changes in technology or customer requirements, such as standardization of the cavity into which screw-in cartridge valves must fit, which could render Sun's products or technologies noncompetitive or obsolete; (v) new product introductions, product sales mix and the geographic mix of sales nationally and internationally; and (vi) changes relating to Sun's international sales, including changes in regulatory requirements or tariffs, trade or currency restrictions, fluctuations in exchange rates, and tax and collection issues. Sun disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise. For a more detailed discussion of "Business Risk Factors", please see Sun's Annual Report on Form 10-K for the year ended December 30, 2000.


                                  INTRODUCTION

         Sun Hydraulics Corporation, a Florida corporation, hereby offers to purchase from current employees outstanding options to purchase shares of our common stock, $.001 par value per share, that were granted under the Sun Hydraulics Corporation 1996 Stock Option Plan (the "Plan") on May 26, 1998, with an exercise price of $16.75 per share (the "Options"), with the exception that directors and officers listed on Schedule B attached to this document who received such Options may not participate in this Offer. The purchase price of each Option tendered will be paid in common stock, which will be issued as "Restricted Stock" under the terms of the Sun Hydraulics Corporation 2001 Restricted Stock Plan (the "Restricted Stock Plan"). As Restricted Stock, these shares will be subject to forfeiture and other restrictions until they vest under the terms of a new Restricted Share Agreement between each tendering optionholder and Sun. See Section 8. Our offer is made upon the terms and subject to the conditions described in this offer to purchase and in the enclosed letter of transmittal. We refer to this offer to purchase and the letter of transmittal, together with any amendments or supplements, as the "Offer."

         All Options properly tendered and not validly withdrawn will be purchased at the purchase price, subject to the terms and the conditions of the Offer. You are not required to exchange your Options. However, if you accept this Offer, you are required to tender all of your Options. Partial tenders are not permitted. If you tender all of your Options, you will receive the total number of shares of Restricted Stock set forth in Schedule A attached to this document. See Section 5. THE OFFER ALSO IS SUBJECT TO CONDITIONS. SEE
SECTION 6.

         The Restricted Stock you receive will vest with respect to one-half of the Restricted Shares on the first anniversary the Expiration Date (as defined in Section 1) and the remainder on the second anniversary of the Expiration Date. Even if your Options currently are vested, the Restricted Stock you receive will be subject to vesting over the two-year period following the Expiration Date. See Section 8.

         NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR OPTIONS FOR PURCHASE. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER OPTIONS.

         As of the date of this Offer, we had issued and outstanding stock options to purchase 756,199 shares of common stock issued under the Plan, of which there are Options to purchase 105,000 shares of common stock issued to eligible employees. The Options we are offering to purchase represent approximately 14% of the stock options issued and outstanding as of such date.

         Our common stock is listed and principally traded on Nasdaq National Market under the symbol "SNHY." On June 8, 2001, the last reported sale price of our common stock was $7.75 per share. YOU ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK. SEE SECTION 7.

                                    THE OFFER

1.       NUMBER OF OPTIONS; EXPIRATION DATE.

         Upon the terms and subject to the conditions of the Offer, we will purchase from our eligible employees all Options to purchase shares of our common stock that have an exercise price of $16.75 per share and that are properly tendered (and not validly withdrawn in accordance with Section 4) prior to the Expiration Date (as defined below). This Offer also is subject to other conditions. See Section 6. We will not accept partial tenders of an eligible employee's Options. See Section 5. The term "Expiration Date" means 5:00 p.m., Eastern Standard Time, on Thursday, July 12, 2001, unless and until we, in our sole discretion, shall have extended the period of time during which the Offer will remain open, in which event the term "Expiration Date" shall refer to the latest time and date at which the Offer, as so extended by Sun, shall expire. See Section 14 for a description of our right to extend, delay, terminate or amend the Offer.

         If your Options are properly tendered and accepted for purchase, you will be entitled to receive an amount payable in shares of common stock. All shares of our common stock paid to you pursuant to this Offer will be Restricted Stock subject to the vesting schedule set forth in a new Restricted Share Agreement between you and Sun. See Section 8. You are not required to exchange your Options. However, if you accept this Offer, you are required to tender all of your Options. No partial tenders of Options will be accepted. If you tender all of your Options, you will receive the total number of shares of Restricted Stock set forth in Schedule A attached to this document. See Section 5.

         The Offer will be extended until the expiration of ten business days from the date of publication of notice of an extension if:

         (a) we increase or decrease the amount of consideration to be paid for the Options or we increase or decrease the number of Options being sought in the Offer and, in the event of an increase in the number of Options being sought, such increase exceeds 2% of the outstanding subject Options, and

         (b) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in Section 14.

         For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Daylight Savings Time.

2.       PURPOSE OF THE OFFER.

         We are making this Offer for compensatory purposes. We believe that the Options are not achieving the purpose for which they were intended. The Options that we are offering to purchase have an exercise price of $16.75 per share while the closing price of our common stock on June 8, 2001, as reported on the Nasdaq, was $7.75 per share. By making this Offer, we expect to be able to provide better performance incentives to these employees and thereby seek to maximize shareholder value. This Offer is based on the compensation policies and practices of Sun.

         We consistently evaluate strategic opportunities that may arise, including additional capital infusions, joint ventures and the purchase or sale of assets. Subject to the foregoing, and except as otherwise disclosed in this offer to purchase, we presently have no plan or proposals that relate to or would result in:

         (a) the acquisition by any person of a controlling interest in our securities or the disposition of a controlling interest of our securities;

         (b) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving Sun or any of our subsidiaries;

         (c) a sale or transfer of a material amount of our or our subsidiaries' assets;

         (d)      any change in our present board of directors or management;

         (e) any material change in our present dividend rate or policy, or our indebtedness or capitalization;

         (f) any other material change in our corporate structure or business;

         (g) any change in our Amended and Restated Articles of Incorporation or Amended and Restated Bylaws, or any actions which may impede the acquisition of control of Sun by any person;

         (h) a class of equity securities being delisted from a national securities exchange;

         (i) a class of our equity securities becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934 ("Securities Exchange Act"); or

         (j)      the suspension of our obligation to file reports pursuant to
Section 15(d) of the Securities Exchange Act.

         Neither we nor our board of directors makes any recommendation as to whether you should tender your Options, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all information in the offer to purchase and to consult your own investment and tax advisers. You must make your own decision whether to tender your Options for purchase.

3.       PROCEDURES FOR TENDERING OPTIONS.

         Proper Tender of Options. To validly tender your Options pursuant to the Offer, a properly completed and duly executed letter of transmittal, or facsimile thereof, completed in accordance with the instructions to the letter of transmittal, and any other required documentation, including the option agreement(s) evidencing your Options, must be received by Sun at our address set forth on the back cover of this offer to purchase prior to the Expiration Date.

         THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING LETTERS OF TRANSMITTAL, OPTION AGREEMENT(S), AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE TENDERING OPTIONHOLDER. IF DELIVERY IS BY MAIL, WE RECOMMEND THAT YOU USE REGISTERED MAIL WITH RETURN RECEIPT REQUESTED AND PROPERLY INSURE YOUR PACKAGE. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY.

         Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to form of documents and the validity, form, eligibility (including time of receipt) and acceptance of any tender of Options will be determined by Sun, in our sole discretion, and our determination will be final and binding on all parties. We reserve the right to reject any or all tenders of Options that we determine are not in appropriate form or the acceptance for payment of or payment for which may be unlawful. We also reserve the right to waive any of the conditions of the Offer or any defect or irregularity in any tender with respect to any particular Options or any particular optionholder. No tender of Options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering optionholder or waived by Sun. Neither we nor any other person will be obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any such notice.

         Our Acceptance Constitutes an Agreement. Your tender of Options pursuant to the procedures described above will constitute your acceptance of the terms and conditions of the Offer. OUR ACCEPTANCE FOR PURCHASE OF YOUR OPTIONS TENDERED BY YOU PURSUANT TO THE OFFER WILL CONSTITUTE A BINDING AGREEMENT BETWEEN YOU AND SUN UPON THE TERMS AND SUBJECT TO THE CONDITIONS OF THE OFFER.

         Lost, Destroyed or Mutilated Option Agreements Evidencing the Tendered Options. If your option agreement(s) evidencing your Options has been lost, destroyed or mutilated, you must complete the box captioned "Lost, Destroyed or Mutilated Agreements" on the letter of transmittal, indicating the number of Options subject to the lost, stolen, destroyed or mutilated option agreement(s). You must then execute the Lost Option Agreement Affidavit attached to the Letter of Transmittal.

4.       WITHDRAWAL RIGHTS.

         You may only withdraw your tendered Options in accordance with the provisions of this Section 4. You may withdraw your tendered Options at any time before the Expiration Date. If the Offer is extended by Sun beyond that time, you may withdraw your tendered Options at any time until the expiration of the Offer. In addition, unless we accept your tendered Options for purchase before 12:00 midnight, Eastern Standard Time, on August 7, 2001, you may withdraw your tendered Options at any time after such date. To withdraw tendered Options, you must deliver a written notice of withdrawal, or facsimile thereof, with the required information to Sun while you still have the right to withdraw the tendered Options. Withdrawals may not be rescinded and any Options withdrawn will thereafter be deemed not properly tendered for purposes of the Offer unless such withdrawn Options are properly retendered prior to the Expiration Date by following the procedures described in Section 3.

         Neither we nor any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal nor will anyone incur any liability for failure to give any such notice. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Sun, in our sole discretion, which determination will be final and binding.


5.       ACCEPTANCE FOR PURCHASE OF OPTIONS AND PAYMENT OF PURCHASE PRICE.

         Upon the terms and subject to the conditions of this offer to purchase and as promptly as practicable following the Expiration Date, we will accept for payment and pay for (and thereby purchase) Options properly tendered and not validly withdrawn prior to the Expiration Date. If your Options are properly tendered and are accepted for payment, you will receive a Restricted Share Agreement promptly after the Expiration Date. You must properly execute and return this Restricted Share Agreement to Sun. Upon our receipt of the executed Restricted Share Agreement, we will issue a certificate representing the Restricted Stock to be held for your account.

         You are not required to exchange any of your Options. However, if you accept this Offer, you are required to tender all of your Options. No partial tenders of Options will be accepted. If you tender all of your Options, you will receive the total number of shares of Restricted Stock set forth in Schedule A attached to this document.

         Sun will pay for the Options with shares of its common stock. All shares of common stock issued to optionholders in this Offer will be "Restricted Stock" awarded pursuant to the terms of the Restricted Stock Plan. Accordingly, these shares will be subject to forfeiture and restrictions on transfer until the restrictions lapse (at which time the shares "vest") under the terms of a Restricted Share Agreement between you and Sun. For each eligible Option share that is exchanged, you will receive one-fourth of a share of Restricted Stock. For example, if you exchange Options exercisable for 1,000 shares of common stock, you will receive 250 shares of Restricted Stock.

6.       CERTAIN CONDITIONS OF THE OFFER.

         You must be an employee of Sun on the date this Offer is made and you must continue to be an employee of Sun on the date it expires to be eligible to accept this Offer. If you are not an employee of Sun on either of those dates, or if you are a director or officer listed on Schedule B attached to this document, you are not eligible to accept this Offer.

         Notwithstanding any other provision of the Offer, we will not be required to accept for payment, or make any payment for, any Options tendered and may terminate or amend the Offer or may postpone the acceptance for payment of, or the payment for, any Options tendered, subject to Rule 13e-4(f)(5) under the Securities Exchange Act, if at any time on or after the Expiration Date and prior to the time of payment for any such Options (whether any Options have previously been accepted for payment pursuant to the Offer) any of the following events shall have occurred (or shall have been determined by Sun to have occurred) and, in our reasonable judgment in any such case and regardless of the circumstances giving rise thereto (including any action or omission to act by Sun), the occurrence of such event or events makes it inadvisable to proceed with the Offer or with such acceptance for payment or payment:

         (a) there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly (i) challenges the making of the Offer, the acquisition of some of all of the Options pursuant to the Offer, the payment for such Options, or otherwise relates in any manner to the Offer; or (ii) in our reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of Sun and our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of the business of Sun or any of our subsidiaries or materially impair the contemplated benefits of the Offer to Sun;

         (b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or Sun or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly (i) make the acceptance for payment of, or payment for, some or all of the Options illegal or otherwise restrict or prohibit consummation of the Offer or otherwise relates in any manner to the Offer; (ii) delay or restrict the ability of Sun, or render Sun unable, to accept for payment or pay for some or all of the Options; (iii) materially impair the contemplated benefits of the Offer to Sun; or (iv) materially and adversely affect the business, condition (financial or other), income, operations or prospects of Sun and our subsidiaries, taken as whole, or otherwise materially impair in any way the contemplated future conduct of the business of Sun or any of our subsidiaries;

         (c) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market; (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the

United States (whether or not mandatory); (iii) the commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States; (iv) any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect the extension of credit by banks or other lending institutions in the United States; (v) any significant decrease in the market price of the shares of our common stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on our business, condition (financial or other), operations or prospects or on the trading in the common stock; (vi) any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on our business, condition (financial or other), operations or prospects or that, in our reasonable judgment, makes it inadvisable to proceed with the Offer; or (vii) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

         (d) a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for Sun, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that (i) any person, entity or "group" (within the meaning of Section 13(d)(3) of the Securities Exchange Act) shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of common stock (other than any such person, entity or group who has filed a Schedule 13D or Schedule 13G with the SEC on or before the Expiration Date); (ii) any such person, entity or group who has filed a Schedule 13D or Schedule 13G with the SEC on or before the Expiration Date, shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of common stock; or (iii) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement reflecting an intent to acquire Sun or any of our subsidiaries or any of their respective assets or securities; or

         (e) any change or changes shall have occurred in our business, condition (financial or other), assets, income, operations, prospects or stock ownership or our subsidiaries that, in our reasonable judgment, is or may be material to Sun or our subsidiaries.

         The conditions to the Offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them prior to the time we accept Options for payment. We may waive them, in whole or in part, at any time and from time to time prior to the time we accept Options for payment, in our discretion, whether or not we waive any other condition to the Offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 6 will be final and binding upon all persons.

7.       PRICE RANGE OF THE COMMON STOCK.

         Our common stock is traded through the Nasdaq National Market System. The following table sets forth, for the quarters indicated, the high and low trading prices per share of our common stock.

                  2001                                     HIGH      LOW
                  1st Quarter                            $ 7.687    $6.500
                  2nd Quarter (through June 8, 2001)       8.000     7.050

                  2000                                     HIGH      LOW

                  1st Quarter                            $12.000    $5.875
                  2nd Quarter                              9.000     7.203
                  3rd Quarter                              8.813     8.000
                  4th Quarter                              8.000     6.250

                  1999                                     HIGH      LOW

                  1st Quarter                            $ 9.750    $6.375
                  2nd Quarter                              9.500     6.750
                  3rd Quarter                              9.250     6.875
                  4th Quarter                              8.000     5.750


8.       SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF RESTRICTED STOCK AWARD.

         Consideration. Assuming we purchase all of our outstanding Options that have an exercise price of $16.75 per share pursuant to the Offer, the aggregate amount of Restricted Stock we will issue to optionholders will be 26,250 shares.

         Terms of Restricted Stock. The Restricted Stock will be issued pursuant to the Restricted Stock Plan. Our statements concerning the Restricted Stock Plan and the Restricted Stock are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, all provisions of the Restricted Stock Plan and the Restricted Share Agreement between you and Sun. The Restricted Stock Plan and the form of Restricted Share Agreement is included with this offer to purchase. Please review both of these documents.

         The shares of Restricted Stock you receive in exchange for tendered Options accepted for payment will be subject to forfeiture and other restrictions until the shares vest. These restrictions include prohibitions against sale, assignment, transfer, exchange, pledge, hypothecation or other encumbrance, other than by will or the laws of descent and distribution.

         The Restricted Stock you receive will vest with respect to one-half of the Restricted Shares on each of the first and second anniversaries of the Expiration Date, assuming you are still employed by Sun or one of our subsidiaries on such vesting dates. Prior to vesting, your Restricted Stock will be subject to forfeiture if you cease to be employed by Sun for any reason.

         Restrictions and Rights as a Shareholder. During the time period prior to vesting (the "Restriction Period"), you will not be permitted to sell, transfer, pledge or assign the Restricted Stock. The Restricted Stock will constitute issued and outstanding shares of common stock for all corporate purposes, and except as provided below, you will have with respect to the Restricted Stock all of the rights of a shareholder of Sun, including the right to vote the Restricted Stock, to receive and retain all regular cash dividends, and to exercise all other rights, powers and privileges of a holder of common stock with respect to such Restricted Stock, with the exception that (i) you will not be entitled to delivery of the stock until the Restriction Period has expired; (ii) Sun will retain custody of the stock certificate during the Restriction Period; (iii) other than regular cash dividends, Sun will retain custody of all distributions made or declared with respect to the Restricted Stock until such time as the Restricted Stock has vested; (iv) you may not sell, assign, transfer, pledge, exchange, encumber or dispose of the Restricted Stock or any retained distributions during the Restriction Period; and (v) a breach of any restrictions, terms or conditions provided in the Restricted Stock Plan will cause a forfeiture of such Restricted Stock and any retained distributions with respect thereto.

         Forfeiture. Upon termination of your employment during the Restriction Period, all Restricted Stock with respect to which the restrictions have not yet expired will be forfeited to Sun.

         Change in Control. In the event of a change in control of Sun, including but not limited to, merger, consolidation, reorganization or acquisition, the Board of Directors may, in its sole discretion (i) determine that all or any portion of conditions associated with a Restricted Share Award have been met; or (ii) make any other adjustments or amendments to the Restricted Stock Plan and outstanding Restricted Share Agreements.

         Administration and Amendments. The Restricted Stock Plan will be administered by the Board of Directors, unless the Board of Directors delegates its authority to the Compensation Committee. The Board of Directors (or, in its place, the Compensation Committee) will have the authority, in its sole discretion, from time to time: (i) to grant awards of Restricted Stock to directors, officers, employees, and consultants; (ii) to prescribe such limitations, restrictions and conditions upon any such awards as it may deem appropriate; (iii) to accelerate the vesting of Restricted Stock, as it may deem appropriate; (iv) to amend the relevant Restricted Share Agreements with the consent of the affected participants, including amending such agreements to amend vesting schedules, as it may deem to be desirable; and (v) to interpret the Restricted Stock Plan, to adopt, amend and rescind rules and regulations relating to the Restricted Stock Plan, and to make all other determinations and to take all other action necessary or advisable for the implementation and administration of the Restricted Stock Plan.

9.       CERTAIN INFORMATION ABOUT SUN.

         General. Sun is a leading designer and manufacturer of high-performance screw-in hydraulic cartridge valves and manifolds, which control force, speed and motion as integral components in fluid power systems. Sun sells its products globally, primarily though independent distributors. Approximately 66% of product sales are used by the mobile market, characterized by applications where the equipment is not fixed in place, the operating environment is often unpredictable, and duty cycles are generally moderate to low. The remaining 34% of sales are used by industrial markets, which are characterized by equipment that is fixed in place, typically in a controlled environment, with higher pressures and duty cycles. Sun sells to both markets with a single product line. In 2000, Sun generated approximately 40% of its net sales outside of the United States.

         The Tender Offer Statement on Schedule TO that we filed with the SEC in connection with this Offer incorporates certain financial information about Sun included in pages 31-48 of the Annual Report on Form 10-K for the year ended December 30, 2000 and pages 3-10 of the Quarterly Report on Form 10-Q for the quarter ended March 31, 2001. Copies of these reports are enclosed with this offer to purchase.

10       INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS
CONCERNING THE OPTIONS.

         A list of our directors and executive officers is attached to this offer to purchase as Schedule B. As of the date of this Offer, our directors and executive officers as a group (11 persons) beneficially owned an aggregate of 484,190 options to purchase shares of our common stock, representing approximately 64% of the total number of options issued and outstanding as of such date. None of the directors or executive officers are eligible to participate in this Offer. For information with respect to beneficial ownership by our directors and executive officers of our common stock, please refer to our proxy statement, filed with the SEC on April 12, 2001.

         Based upon our records and upon information provided to Sun by our directors, executive officers, associates and subsidiaries, neither we nor, to the best of our knowledge, any of our directors or executive officers or any of our subsidiaries nor any associates or subsidiaries of any of the foregoing, has effected any transactions in the Options or our common stock during the 60 days prior to the date hereof.

         Except for outstanding options to purchase common stock granted from time to time to certain of our employees (including executive officers) and non-employee directors pursuant to the Stock Option Plan, and except as otherwise set forth in this offer to purchase, neither we nor any person controlling Sun nor, to our knowledge, any of our directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer with respect to any of our securities (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

11.      STATUS OF OPTIONS ACQUIRED BY SUN IN THE OFFER.

         Options we acquire pursuant to the Offer will be canceled and returned to the pool of options available for issuance pursuant to the Plan. Such options will be available for future awards to eligible participants under the Plan without further shareholder action (except as required by applicable law or the rules of the Nasdaq National Market or any other securities exchange on which our common stock is then listed).

12.      CERTAIN LEGAL MATTERS; REGULATORY APPROVALS.

         We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our acquisition of Options and payment of Restricted Stock as contemplated herein or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our Options or Restricted Stock as contemplated herein. Should any such approval or other action be required, we presently contemplate that such approval or other action will be sought. We are unable to predict whether we may determine that we are required to delay the acceptance for payment of or payment for Options tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under the Offer to accept for payment and pay for Options with Restricted Stock is subject to certain conditions. See Section 6.

13.      CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.

         The following is a general summary of the material federal income tax consequences for a United States taxpayer of the exchange of Options pursuant to the Offer. This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof, as of the date hereof, all of which are subject to change (possibly on a retroactive basis). This summary does not discuss all the tax consequences that may be relevant to you in light of your particular circumstances and it is not intended to be applicable in all respects to all categories of optionholders.

         YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISER WITH RESPECT TO THE FEDERAL, STATE AND LOCAL CONSEQUENCES OF PARTICIPATING IN THE OFFER, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

         General. There are no immediate tax consequences of receiving Restricted Stock in exchange for your Options, unless you make an election under
Section 83(b) of the Internal

Revenue Code to include in your current year's income the value of the Restricted Stock issued to you in the Offer. If no election is made under
Section 83(b), upon vesting of the Restricted Stock and lapse of the terms, conditions and restrictions that apply to it, you will be required to recognize income in an amount equal to the fair market value of such Restricted Stock, determined on the date the shares are no longer restricted.

         If you make a Section 83(b) election, you will be required to include income in tax year 2001 for each share of Restricted Stock you receive in an amount equal to the last sale price of the Restricted Stock as reported on the Nasdaq National Market on the Expiration Date. If you hold the Restricted Stock until after the shares vest and subsequently sell the shares of common stock, any gain will be taxed as capital gain. If you leave Sun before the shares are fully vested, however, and the Restricted Stock is forfeited, you will not be entitled to a refund of or deduction for the tax paid on the forfeited shares. The Section 83(b) election must be made and filed with the Internal Revenue Service within 30 days after the Expiration Date.

         Withholding Taxes. Whenever the restrictions on your rights to shares of the Restricted Stock lapse or upon your filing an election with the Internal Revenue Service pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended, you will recognize ordinary income and Sun will have a withholding tax obligation. In order to facilitate the payment of this withholding tax obligation, Sun will make arrangements with you to (a) remit a cash payment of the required amount to Sun, (b) authorize the deduction of such amounts from your compensation or (c) to otherwise satisfy the applicable tax withholding requirement in a manner satisfactory to Sun.

         Incentive Stock Options. Certain of the Options subject to this Offer were intended to qualify as "incentive stock options." If you hold Options that are incentive stock options, you will not be subject to current income tax if you do not elect to exchange your eligible incentive stock options for Restricted Stock. Although it is unlikely that our Offer to you will change any of the terms of your eligible incentive stock options if you do not accept the Offer, the Internal Revenue Service may characterize our offer to you as a "modification" of those incentive stock options, even if you decline the Offer. A successful assertion by the IRS that the Options are modified could extend the Options' holding period to qualify for favorable tax treatment and cause a portion of your incentive stock options to be treated as nonqualified stock options. If you choose not to exchange your Options, we recommend that you consult with your own tax advisor to determine the tax consequence of the sale of the common stock that you will receive when you exercise the Options.

         Tax and Accounting. Sun will generally be allowed a business expense deduction for the amount of any taxable income recognized by you at the time such income is recognized. Section 162(m) of the Internal Revenue Code, however, may limit the deduction that can be claimed by Sun in certain circumstances. Neither the shares of Restricted Stock issued in exchange nor the Options that are not returned under this offer will be treated for financial reporting purposes as variable awards. However, we will record a non-cash compensation expense as the Restricted Stock vests based on the stock's value on the applicable vesting date.

14.      EXTENSION OF OFFER; TERMINATION; AMENDMENT.

         We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 6 shall have occurred or shall be deemed by Sun to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of and payment for any Options by giving oral or written notice of such extension to the optionholders and making a public announcement thereof.

         We also expressly reserve the right, in our reasonable judgment, to terminate the Offer and not accept for payment or pay for any Options previously accepted for payment or paid for or, subject to applicable law, to postpone payment for Options upon the occurrence of any of the conditions specified in
Section 6, by giving oral or written notice of such termination or postponement to the optionholders and making a public announcement thereof. Our reservation of the right to delay payment for Options which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Securities Exchange Act, which requires that we must pay the consideration offered or return the Options tendered promptly after termination or withdrawal of the Offer.

         Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 6 shall have occurred or shall be deemed by Sun to have occurred, to amend the Offer in any respect (including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of Options or by decreasing or increasing the number of Options being sought in the Offer).

         Amendments to the Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment must be issued no later than 9:00 a.m., Eastern Daylight Savings Time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to optionholders in a manner reasonably designated to inform optionholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a press release.

         If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) promulgated under the Securities Exchange Act. These rules require that the minimum period during which an Offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If:

         (a) we increase or decrease the amount of consideration to be paid for the Options or we increase or decrease the number of subject Options being sought in the Offer and, in the event of an increase in the number of subject Options being sought, such increase exceeds 2% of the outstanding subject Options, and

         (b) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from and including the date that such notice of an increase or decrease is first published, sent or given in the manner specified in this Section 14, then the Offer will be extended until the expiration of such period of ten business days.

15.      FEES AND EXPENSES.

         We will not pay any fees or commissions to any broker, dealer, or other person for soliciting tenders of Options pursuant to this Offer.

16.      ADDITIONAL INFORMATION

         We are subject to the informational filing requirements of the Securities Exchange Act and, in accordance therewith, are obligated to file reports and other information with the SEC relating to our business, financial condition and other matters. Information, as of particular dates, concerning our directors and officers, their remuneration, stock options granted to them, the principal holders of our securities and any material interest of such persons in transactions with Sun is required to be disclosed in proxy statements distributed to our shareholders and filed with the SEC.

         These reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at:

          450 Fifth Street, N.W., Room 2120, Washington, D.C. 20549;

          500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and

          7 World Trade Center, New York, New York 10048.

         Copies of such material may also be obtained by mail, upon payment of the SEC's customary charges, from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a Web site on the World Wide Web at http://www.sec.gov that contains reports, proxy statements and other information regarding registrants that file electronically with the SEC. We urge you to review the following materials which we have filed with the SEC prior to making a decision on whether to tender your Options. The SEC file number for our documents is 333-14183.

         (a) Annual Report on Form 10-K for the year ended December 30, 2000 (included with this offer to purchase);

         (b) Quarterly Report on Form 10-Q for the quarter ended March 31, 2001(included with this offer to purchase);

         (c) Definitive Proxy Statement for our 2001 Annual Meeting of Shareholders, filed with the SEC on April 12, 2001; and

17.      MISCELLANEOUS.

         We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Options residing in such jurisdiction.

         Pursuant to Rule 13e-4 of the General Rules and Regulations under the Securities Exchange Act, we have filed with the SEC a Tender Offer Statement on Schedule TO which contains additional information with respect to the Offer. Such Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 16 with respect to information concerning Sun.

         WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR OPTIONS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR OTHER DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN OR IN THE ENCLOSED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR GIVES ANY INFORMATION OR REPRESENTATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, INFORMATION OR AUTHORIZATION AS HAVING BEEN AUTHORIZED BY SUN.

FORM OF SCHEDULE A

                                   SCHEDULE A
                                       TO
                                OFFER TO PURCHASE

NUMBER OF ELIGIBLE OPTIONS                  NUMBER OF SHARES OF RESTRICTED
AVAILABLE FOR EXCHANGE                      STOCK ISSUED IN EXCHANGE

                                   SCHEDULE B
                                       TO
                                OFFER TO PURCHASE

                 INFORMATION ON DIRECTORS AND EXECUTIVE OFFICERS
                                       OF
                           SUN HYDRAULICS CORPORATION

The following table sets forth the names and ages of the Sun's directors and executive officers and the positions they hold. Executive officers serve at the pleasure of the Board of Directors.

NAME                            AGE      POSITION
Clyde G. Nixon                  66       Chairman of the Board of Directors (term expiring in 2004)

Allen J. Carlson                50       President, Chief Executive Officer and Director (term expiring in 2003)

Jeffrey Cooper                  60       Engineering Manager

Richard J. Dobbyn               57       Chief Financial Officer

Peter G. Robson                 56       General Manager, Sun Hydraulics Limited

John S. Kahler                  61       Director (term expiring in 2003), and a member of the Audit and Compensation Committees

Christine L. Koski              43       Director (term expiring in 2002)

Robert E. Koski                 72       Director (term expiring in 2003), and a member of the
                                         Compensation Committee

Ferdinand E. Megerlin           62       Director (term expiring in 2004) and a member of the
                                         Compensation Committee

Taco van Tijn                   77       Director (term expiring in 2002) and a member of the Audit
                                         Committee

David N. Wormley                61       Director (term expiring in 2002) and a member of the
                                         Compensation Committee


                                       B-1